Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Adial Pharmaceuticals, Inc. on Form S-8 (File Nos. 333-226884, 333-233760 and 333-248759), Form S-3 (File No. 333-237793) and Form S-1 (File Nos. 333-251122 and 333-239678) of our report dated March 22, 2021 with respect to our audits of the financial statements as of December 31, 2020 and 2019, and for each of the years in the two year period ended December 31, 2020, which was included in the Company’s Annual Report on Form 10-K filed on March 22, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ Friedman LLP

East Hanover, New Jersey

March 22, 2021